Exhibit 10.2

                                AGREEMENT

This Agreement is made and entered into as of this 10th day of February, 2005, by and between American Defense International, Inc., a government relations, consulting, and international business development firm having its principal office at 1100 New York Avenue, NW, Suite 630, Washington, DC 2000S ("ADI") and Integrated Micrometallurgical Systems, Inc., having its principal office at P.O. Box 48441 Spokane, WA 99228-1441 ("IMS").

                           W I T N E S S E T H

WHEREAS, ADI wishes to provide government relations, consulting, and business development services; to IMS and

WHEREAS, IMS wishes to obtain the services of ADI as set forth in accordance with this agreements

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, terms, conditions, and agreements hereafter provided, the parties mutually agree as follows:

1. Effective Date. This Agreement shall take effect on March 1, 2006 and shall continue through February 28, 2008. Following the expiration of the initial term hereof, this Agreement shall automatically be renewed for successive one
(1) year terms, unless either party gives the other written notice of intent not to renew at least thirty (30) days prior to the expiration of the then-existing term.

2. Services and Compensation. ADI shall provide TIER II consulting and business development services to IMS. IMS and ADI shall agree as to the nature and extent of the services to foe provided. ADI will organize a "strategic roadmap" meeting with ADI-IMS team.


As compensation for its services, IMS agrees to pay $30,000 annually, payable in equal monthly installments of $2,500 per month for the services of ADI. Such payment shall be due on the first day of each month beginning on February 1, 2006.

In addition, once ADI is successful in securing, either directly or indirectly, government funding and/or sales for INS, IMS agrees to increase its monthly retainer to a mutually agreed upon figure by IMS and ADI with a goal of eventually moving to TIER I service and fee structure.

In addition, if ADI is successful in securing government or non-government sales for IMS, IMS agrees to pay ADI 3%; of any resulting transaction.

The parties understand and agree that any and all compensation paid




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to ADI will not be paid out of U.S. government appropriated funds.  All fees and bonuses paid to ADI by IMS shall come out of IMS' profits and/or general operating funds, and it is the intention of the parties to be in full compliance with 31 USC sections l350 through 1352.

3. Expenses. IMS will reimburse ADI for all reasonable pre-approved expenses made in the performance of its duties under this Agreement. Routine reimbursable disbursement will include messenger service, telephone calls, transportation, meals, lodging, and travel.

4. Indemnification. IMS shall indemnify and hold ADI harmless from and against any and all liability lose, damage, cost or expense (including reasonable attorney's fees) resulting from the acts or omissions, negligence or intentional wrongdoing of IMS. ADI shall indemnify and hold IMS harmless from and against any and all liability, loco, damage, coat or expense (including reasonable attorney's fees) resulting from the acts or omissions,, negligence or intentional wrongdoing of ADI.

5. Independent Contractor. ADI will act as an independent contractor in the performance of its duties under this Agreement, ADI is not responsible for the acts of IMS or representations made by IMS upon which ADI acts in providing services under this Agreement. The Parties are independent from each other, and no Party shall have the right to enter into any obligation whatsoever on behalf of the other Party, unless expressly authorized in advance. Neither Party shall be held responsible for the other Party's actions.

6. Assignment. This agreement way not be assigned by IMS or ADI without the prior written consent of both parties'.

7. Non-Disclosure. ADI agrees to hold all IMS proprietary information and intellectual property in trust and confidence. ADI agrees not to publish, disseminate, or disclose such information without the prior consent of IMS.

8. Applicable Law. This Agreement shall be construed, interpreted, and governed by and in accordance with the laws of the District of Columbia without regard to the principles of conflicts of laws.

9. Notices. Notices shall be sent to the parties at the addresses first set forth above. Any person to whom notice may be given hereunder may from time to time change said address by written notice through the U.S. mail service or equivalent service such as Federal Express.

10. Severability. If a court of competent jurisdiction declares that any term or provision of this agreement is invalid or unenforceable then: 1) the remaining terms and provisions shall be unimpaired, and 2) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable terms or provisions.






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11.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the matters contained herein. Any modification or amendment to this Agreement must be made only by written mutual consent of both parties.

IN WITSESS WHEREOF, the parties have executed this Agreement, the day, month, and year first above written.

                      Integrated Micrometallurgical Systems, Inc.

                      By:  /s/ Werner Huss
                      --------------------
                               Werner Huss
                               President

                      American Defense International, Inc.

                      By:  /s/ Michael H. Herson
                      --------------------------
                               Michael H. Herson
                               President






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